                                                                      Exhibit 12


              Mitchell Energy & Development Corp. and Subsidiaries
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
        FOR THE YEARS ENDED JANUARY 31, 1994, 1993, 1992, 1991 AND 1990

                         (dollar amounts in thousands)



                                                        1994        1993        1992       1991        1990
                                                      ---------   ---------   ---------  ---------   ---------
EARNINGS
Pretax earnings . . . . . . . . . . . . . . . . .     $ 47,538   $ 47,324    $ 68,300    $ 71,598   $ 46,135
Add (Deduct)
  Previously capitalized interest
    charged against pretax earnings . . . . . . .       17,098     14,346      21,937      14,694     12,401
  Losses of less-than-50%-owned persons . . . . .           32         99          26          23         44
  Fixed charges (see below) . . . . . . . . . . .       84,788     85,169      90,107      98,633    103,166
  Reverse effect of inclusion of interest
    capitalized in fixed charges above  . . . . .      (35,721)   (36,205)    (39,426)    (45,427)   (46,993)
  Undistributed earnings of
    less-than-50%-owned persons . . . . . . . . .       (3,594)   (10,305)    (10,521)    (11,690)    (6,201)
                                                      --------   --------    --------    --------   --------
                                                      $110,141   $100,428    $130,423    $127,831   $108,552
                                                      ========   ========    ========    ========   ========

FIXED CHARGES
Interest expense incurred
  Consolidated (a) (b)  . . . . . . . . . . . . .     $ 75,252   $ 77,451    $ 84,025    $ 92,874   $ 95,792
  50%-owned persons . . . . . . . . . . . . . . .        6,236      4,609       3,284       3,670      4,974
                                                      --------   --------    --------    --------   --------
                                                        81,488     82,060      87,309      96,544    100,766
Portion of rental expense
  representing interest (c) . . . . . . . . . . .        3,300      3,109       2,798       2,089      2,400
                                                      --------   --------    --------    --------   --------
                                                      $ 84,788   $ 85,169    $ 90,107    $ 98,633   $103,166
                                                      ========   ========    ========    ========   ========

RATIO OF EARNINGS TO FIXED CHARGES  . . . . . . .         1.30       1.18        1.45        1.30       1.05
                                                      ========   ========    ========    ========   ========



(a) Consists of interest expense as reported in consolidated statements of earnings and interest expense related to finance operations which is reported as costs and expenses in the consolidated statements of earnings.
(b) At January 31, 1994, the Company had outstanding guaranties of approximately $72,000,000 of indebtedness of less-than-fifty percent owned partnerships and approximately $5,400,000 of indebtedness of unaffiliated, nonprofit institutions under which it has not been, nor is it expected that it will be, required to perform. Fixed charges related to these outstanding borrowings, estimated at approximately $1,950,000 for fiscal 1994, have been excluded from the reported fixed charges.
(c) Represents one-third of rental expense under operating lease agreements.